                                                                     EXHIBIT 2.3





                                     FORM OF

                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT



                                      AMONG



                              QUANTUM CORPORATION,

                               INSULA CORPORATION

                                       AND

                               MAXTOR CORPORATION






                              ______________, 2000

                                TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
   ARTICLE I CONTRIBUTION AND ASSUMPTION....................................................1

Section 1.1     Contribution of Assets and Assumption of Liabilities........................1
Section 1.2     HDD Assets..................................................................2
Section 1.3     Excluded Assets.............................................................5
Section 1.4     HDD Liabilities.............................................................6
Section 1.5     Excluded Liabilities........................................................7
Section 1.6     Governmental Approvals and Consents.........................................8
Section 1.7     Novation Relating to Assumed HDD Liabilities................................9
Section 1.8     Payment of Convertible Debt................................................10

   ARTICLE II LITIGATION...................................................................11

Section 2.1     Allocation.................................................................11

   ARTICLE III MISCELLANEOUS...............................................................11

Section 3.1     Entire Agreement...........................................................11
Section 3.2     Acknowledgment.............................................................11
Section 3.3     Governing Law..............................................................12
Section 3.4     Termination................................................................12
Section 3.5     Amendment..................................................................12
Section 3.6     Notices....................................................................12
Section 3.7     Interpretation.............................................................12
Section 3.8     Counterparts...............................................................14
Section 3.9     No Third Party Beneficiaries...............................................14
Section 3.10    Severability...............................................................14
Section 3.11    Other Remedies; Specific Performance.......................................14
Section 3.12    Assignment.................................................................14
Section 3.13    Authority..................................................................14

   ARTICLE IV DEFINITIONS..................................................................15

Section 4.1     Action.....................................................................15
Section 4.2     Affiliated Company.........................................................15
Section 4.3     Ancillary Agreement........................................................15
Section 4.4     Consents...................................................................15
Section 4.5     Contracts..................................................................15
Section 4.6     Convertible Notes..........................................................15
Section 4.7     Delayed Transfer Assets....................................................15
Section 4.8     Delayed Transfer Liability.................................................15
Section 4.9     Excluded Assets............................................................15
Section 4.10    Excluded Liabilities.......................................................15
Section 4.11    Facilities.................................................................15
Section 4.12    Governmental Approvals.....................................................15
Section 4.13    Governmental Authority.....................................................16
Section 4.14    HDD Assets.................................................................16
Section 4.15    HDD Balance Sheet..........................................................16

                                                                                         PAGE
                                                                                         ----
Section 4.16    HDD Business...............................................................16
Section 4.17    HDD Business Pro Rata Portion..............................................16
Section 4.18    HDD Contingent Gain........................................................16
Section 4.19    HDD Contingent Liability...................................................16
Section 4.20    HDD Liabilities............................................................16
Section 4.21    Indemnification Agreement..................................................16
Section 4.22    Indentures.................................................................16
Section 4.23    Intellectual Property......................................................16
Section 4.24    Intellectual Property Agreement............................................17
Section 4.25    Liabilities................................................................17
Section 4.26    Litigation Disclosure Letter...............................................17
Section 4.27    Merger Agreement...........................................................17
Section 4.28    Person.....................................................................17
Section 4.29    Redemption.................................................................17
Section 4.30    Redemption Date............................................................17
Section 4.31    Separation.................................................................17
Section 4.32    Separation Agreement.......................................................18
Section 4.33    Separation Date............................................................18
Section 4.34    Subsidiary.................................................................18
Section 4.35    Taxes......................................................................18



                                       ii
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                                    SCHEDULES

SCHEDULE 1.1(c)               Delayed Transfer Assets and Liabilities
SCHEDULE 1.3                  Excluded Assets
SCHEDULE 1.5                  Excluded Liabilities

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                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT


        This General Assignment and Assumption Agreement (this "AGREEMENT") is entered into on _________, 200__ among Quantum Corporation, a Delaware corporation ("COMPANY"), Insula Corporation, a Delaware corporation ("SPINCO") and Maxtor Corporation, a Delaware corporation ("MAXTOR"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV hereof, or in the Amended and Restated Agreement and Plan of Merger and Reorganization among the parties hereto and a wholly owned subsidiary of Maxtor dated October 3, 2000 (the "MERGER AGREEMENT"), as applicable.

                                    RECITALS

        WHEREAS, Company hereby and by certain other instruments of even date herewith transfers or will transfer to Spinco effective as of the Separation Date, substantially all of the business, assets and liabilities of the HDD Business owned and operated by Company in accordance with the Separation and Redemption Agreement dated as of the date hereof among the parties hereto (the "SEPARATION AGREEMENT") and the agreements and instruments provided for therein.

        WHEREAS, Company, Spinco, Maxtor and a wholly owned subsidiary of Maxtor have entered into the Merger Agreement pursuant to which, subsequent to the sale or distribution of Spinco stock to Company's HDD stockholders, Spinco will merge with and into Maxtor (the "MERGER") and Maxtor will become the successor-in-interest to Spinco.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                           CONTRIBUTION AND ASSUMPTION

        SECTION 1.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES.

        (a) Transfer of Assets. Effective on the Separation Date, Company hereby assigns, transfers, conveys and delivers to Spinco, and agrees to cause its applicable Subsidiaries that have assets used primarily in or primarily related to the HDD Business to assign, transfer, convey and deliver to Spinco's applicable Subsidiaries, and Spinco hereby accepts from Company, and agrees to cause its applicable Subsidiaries to accept from Company's applicable Subsidiaries, all of Company's and its applicable Subsidiaries' respective right, title and interest in all HDD Assets, other than the Delayed Transfer Assets; provided, however, that any HDD Assets that are specifically assigned or transferred pursuant to or the subject of another Ancillary Agreement shall not be assigned or transferred pursuant to this Section 1.1(a).

        (b) Assumption of Liabilities. Effective on the Separation Date, Spinco hereby assumes and agrees faithfully to perform and fulfill, and agrees to cause its applicable Subsidiaries to assume and fulfill, perform and fulfill all the HDD Liabilities not listed as Excluded Liabilities in Section 1.5 below, other than the Delayed Transfer Liabilities, in accordance with their respective terms.

        (c) Delayed Transfer Assets and Liabilities. Each of the parties hereto agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on Schedule 1.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Ancillary Agreements as an HDD Asset or as an HDD Liability, as the case may be.

        (d) Misallocated Assets and Liabilities. In the event that at any time or from time to time (whether prior to, on or after the Separation Date), any party hereto (or any Subsidiary of such party), shall receive or otherwise possess any asset or liability that was intended to be transferred to Spinco or its Subsidiaries pursuant to this Agreement or any Ancillary Agreement as part of the HDD Business, or that was inadvertently transferred to Spinco or its Subsidiaries but is determined not to have been part of the HDD Business, the party with the asset or liability shall promptly transfer, or cause to be transferred, or re-transfer such asset or liability to the Person entitled thereto and the Person entitled thereto shall assume or reassume such asset or liability. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

        (e) Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of HDD Assets and the assumption of HDD Liabilities set forth in this Agreement and certain Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts, supplemental trust indentures and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Company's and its Subsidiaries' right, title and interest in and to the HDD Assets and Delayed Transfer Assets to Spinco and its Subsidiaries and (ii) Spinco and its Subsidiaries shall execute and deliver, to Company and its Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts, supplemental trust indentures and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the HDD Liabilities and Delayed Transfer Liabilities by Spinco and its Subsidiaries.

        SECTION 1.2 HDD ASSETS.

        (a) Included HDD Assets. For purposes of this Agreement, "HDD ASSETS" shall mean (without duplication) the following assets, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties:



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          (b) all assets reflected in the June 30, 2000 Balance Sheet of the HDD
Business (the "BALANCE SHEET") subject to any dispositions of such assets in the ordinary course of business or with the approval of Maxtor subsequent to the date of such Balance Sheet;

          (c) all assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the Balance Sheet in accordance with the principles and accounting policies under which the Balance Sheet was prepared;

          (d) all assets that are used primarily by the HDD Business at the Separation Date but that are not reflected in the Balance Sheet due to mistake or unintentional omission;

          (e) all assets acquired by Company or its Subsidiaries after the date of the Balance Sheet that are (or should be) reflected in the consolidated balance sheet of the HDD Business as of the Separation Date (including due to a transfer by Company to the HDD Business in contemplation of the Separation) prepared using the same principles and accounting policies under which the Balance Sheet was prepared, including but not limited to:

               (i) all inventories of HDD products, parts, packaging, raw materials, supplies, work-in-progress, finished goods and similar tangible property (wherever located, including in the possession of vendors or other third parties), and open purchase orders and unfilled orders therefor;

               (ii) all computer software programs, applications, source code (including annotations), object code, design software, program specifications and related materials, documentation and instructions used exclusively in the HDD Business, not covered by the Intellectual Property Agreement and which can be separated and delivered without undue cost, disruption or expense and copies of all data relating exclusively to the HDD Business and stored on other programs of the Company, in a form acceptable to Maxtor;

               (iii) all prepaid expenses, trade accounts, deposits and other accounts and notes receivable, including intracompany accounts receivable to the extent they relate to the HDD Business;

               (iv) all apparatus, equipment (including equipment used for research and development), machinery, computers, vehicles, furniture, fixtures, special and general tools, test devices, prototypes, models and other tangible personal property;

               (v) all (1) accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the HDD Business that, as of the Separation Date, are payable by a third party to Company or any of Company's subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the accounts debtor with respect thereto, and any proceeds of any of the foregoing and (2) other miscellaneous assets for which an adjustment is made in the Balance Sheet;



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               (vi) all cash on the Balance Sheet, allocated account-by-account in a manner reasonably acceptable to Maxtor where entire accounts were not historically dedicated to the HDD Business, and all marketable securities on the HDD Balance Sheet, allocated in a manner reasonably acceptable to Maxtor where specific marketable securities were not historically denoted as HDD Business securities;

               (vii) all claims or other rights of Company or its Subsidiaries that primarily relate to the HDD Business (but only to the extent they relate to the HDD Business), whenever arising, against any Person or entity, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring on or before the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person or entity as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered an "HDD CONTINGENT GAIN" regardless of whether there was any action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an HDD Business Contingent Gain. For purposes of the foregoing a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any insurance proceeds, (ii) any Excluded Assets (as defined below) or (iii) any matters relating to Taxes which are governed by the Tax Sharing Agreement shall be deemed to be a HDD Contingent Gain;

               (viii) all contracts in which Company or its Subsidiaries are party or by which they or any of their assets is bound whether or not in writing that relate primarily to the HDD Business (but only to the extent they relate to the HDD Business), except as otherwise specified as an Excluded Asset, provided for in any Ancillary Agreement or agreed in any other express agreement of the parties including:

          (f) all rights under contracts, agreements, customer orders, warranties, guarantees and representations made for the benefit of the HDD Business, all claims or rights against any person or entity arising from the ownership of any HDD Asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

          (g) to the extent assignable, all rights under agreements with employees and consultants of the HDD Business concerning confidentiality, noncompetition, nonsolicitation or the assignment of inventions;

          (h) to the extent permitted by law and subject to any agreement regarding indemnification and/or insurance matters, all rights of the HDD Business under any of insurance policies and rights in the nature of insurance, indemnification or contribution of the Company and its Subsidiaries;



                                      -4-
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        (i) all licenses, permits, approvals, authorizations and applications therefor which have been issued by any governmental authority that relates solely to the HDD Business, to the extent transferable with the HDD Business;

        (j) all books, records, written technical information, data, specifications, research and development information, engineering drawings, artwork, design, development and manufacturing files, operating and maintenance manuals, analyses and materials prepared by consultants and other third parties, customer files, sales and pricing data, cost information, quality records and reports, and lists of and correspondence with customers, prospects, vendors and suppliers relating to past conduct of the HDD Business, whether in paper, microfilm, computer tape or disk or any other form (provided, however, that Company may retain copies except as otherwise expressly provided in the Ancillary Agreements);

        (k) all real estate interests which neither the HDD Business nor Company employees are occupying as of the date of the Merger Agreement and which are included on the Balance Sheet; and

        (l) all assets that are expressly agreed by Maxtor and the Company to be HDD Assets.

        SECTION 1.3 EXCLUDED ASSETS. The following assets shall be excluded from the HDD Assets (the "EXCLUDED ASSETS"):

        (a) the assets listed or described on Schedule 1.3 and cash in the amount, to the extent not previously paid, to satisfy all of the Company's expenses (including legal, accounting and financial advisory fees) incurred in connection with the Merger, the Separation and the transactions contemplated thereby, including costs, expenses and taxes related to implementing the separation;

        (b) the Company Intellectual Property except to the extent addressed in the Intellectual Property Agreement;

        (c) the Credit Agreements, dated April 19, 2000, among Company, Banc of America Securities, LLC, Bank of America, N.A., Fleet National Bank, the Bank of Nova Scotia and other specified banks, and the rights thereunder;

        (d) Real property, easements, leases, mortgages, deeds of title and other documents relating to real property, except as provided in Section 1.1(c) and Section 1.6(b) and on Schedule 1.1(c) (the "FACILITIES");

        (e) any Assets that are expressly agreed by Maxtor and the Company to be Excluded Assets.



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        SECTION 1.4 HDD LIABILITIES.

        (a) Included HDD Liabilities. For the purposes of this Agreement, "HDD LIABILITIES" shall mean (without duplication) the following Liabilities, except as otherwise provided for in any Ancillary Agreement or other express agreement of the parties:

        (b) all Liabilities reflected in the Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Balance Sheet including contractual assumption of the HDD Business Pro Rata Portion of the Convertible Notes.

        (c) all Liabilities of Company or its Subsidiaries that arise after the date of the Balance Sheet that would be reflected in the consolidated balance sheet of the HDD Business as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Balance Sheet was prepared;

        (d) all Liabilities that are related primarily to the HDD Business at the Separation Date but are not reflected in the Balance Sheet due to mistake or unintentional omission;

        (e) the payment obligations for the Facilities (provided, however, that payments for space under the Transition Services Agreement shall be paid by Maxtor to Company to pay to the appropriate landlords and as otherwise provided in Section 1.1(c));

        (f) taxes which Spinco and Maxtor indemnify the Company for under the Tax Sharing Agreement;

        (g) all Liabilities, whether arising before, on or after the Separation Date, relating to, arising out of or resulting from:

               (i) the operation of the HDD Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority));

               (ii) the operation of any business conducted by the HDD Business at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person or entity's authority)); or

               (iii) any HDD Assets;

        (h) any Liability of Company or the HDD Business that relates to the HDD Business, to any person or entity, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring on or before the Separation Date and (ii) the existence or scope of the

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obligation as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined) (the "HDD BUSINESS CONTINGENT LIABILITY"). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered an HDD Business Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any person or entity to satisfy any obligation accrued under any employee stock option plan, stock purchase plan or the like as of the Separation Date, shall be deemed to be an HDD Business Contingent Liability;

        (i) all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the HDD Business that as of the Separation Date are payable to a third party by Company or any of Company's Subsidiaries, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of Company or any of Company's Subsidiaries with respect thereto, and any obligations related to any of the foregoing;

        (j) payroll, bonus, pension, severance and other liabilities for employees as specified in the Merger Agreement; and

        (k) all other Liabilities that are expressly agreed by Maxtor and the Company to be HDD Liabilities.

        SECTION 1.5 EXCLUDED LIABILITIES. The following Liabilities shall be excluded from the HDD Liabilities (the "EXCLUDED LIABILITIES"):

        (a) all liabilities associated with Excluded Assets;

        (b) all contingent liabilities relating to securities law compliance by the Company relating to HDD Common Stock or breach of fiduciary duties by Company's Board of Directors relating to the HDD Business;

        (c) all Liabilities for Taxes except any tax Spinco or Maxtor indemnifies the Company for under the Tax Sharing Agreement or expressly assumed under Section 1.4;

        (d) all agreements and obligations of Company under the agreements governing the Redemption and the Merger (prior to the Effective Time);

        (e) all Liabilities that are expressly agreed by Company and the Company to be Excluded Liabilities (including liabilities under any non-assigned contract), including the liabilities set forth on Schedule 1.5; and

        (f) all agreements and obligations of the Company under the Separation Agreements.

        SECTION 1.6 GOVERNMENTAL APPROVALS AND CONSENTS.

        (a) Transfer In Violation of Laws. Company agrees to comply and to cause its Subsidiaries to comply with all applicable bulk transfer, bulk sales and similar requirements of all jurisdictions in connection with the transactions contemplated hereby. If and to the extent that the valid, complete and perfected transfer assignment or novation to Spinco or its Subsidiaries of any HDD Assets or Delayed Transfer Assets and HDD Liabilities (or from any Affiliated Companies of any non-HDD Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Redemption, then, unless Company and Maxtor shall otherwise agree, the transfer, assignment or novation to or from Spinco or its Subsidiaries, as the case may be, of such HDD Assets or non-HDD Assets, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, if such covenants or Governmental Approvals have not been obtained within six months of the Separation Date, the parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions.

        (b) Contracts as Delayed Transfer Assets. To the extent that any contract or contractual or similar rights material to the HDD Business are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof, or thereunder, if such assignment or attempted assignment would constitute a breach thereof, until the necessary consents are obtained. Upon the request of Maxtor after the Merger, Company agrees to make introductions to appropriate Maxtor personnel of Company's contacts at such third parties, and agrees to provide reasonable assistance to Maxtor, at Company's own expense, so that Maxtor may obtain agreements from such third parties under terms and conditions acceptable to Maxtor, including financial terms and conditions, that apply to Company and its Subsidiaries, as provided in the Separation Agreement. Company also understands that there are certain Delayed Transfer Assets between Company and third parties which the parties intend to assign to Spinco in connection with the Separation but for which a precondition to assignment may be the consent of the applicable third party. Upon the request of Maxtor, Company agrees to assist Spinco and Maxtor in seeking and obtaining the consent of such third parties to such assignment. If any such consent shall not be obtained, Company and Spinco shall cooperate to the maximum extent possible to provide for (a) Spinco the benefits intended to be assigned to Spinco under any such Delayed Transfer Asset (including enforcement at the cost and for the account of Spinco of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise) and (b) Spinco to relieve Company of its obligations under any such Delayed Transfer Asset in the manner provided in the Transition Services Agreement. The provisions of this Section 1.6(b) shall not affect the conditions to the obligations of the Company contained in the Merger Agreement.

        (c) Transfers Not Consummated Prior to Separation Date. If the transfer, assignment or novation of any assets intended to be transferred or assigned hereunder is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 1.6(b) or for any other reason, then the Person retaining such asset shall thereafter hold such asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such asset shall take such other actions as may be reasonably requested by the Person to whom such asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such assets, are to inure from and after the Separation Date to the Person intended to hold such asset under the principles hereof. If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Delayed Transfer Asset pursuant to Section 1.6(b), are obtained, upon request of Maxtor, the transfer of the applicable Delayed Transfer Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

        (d) Expenses. The Person retaining an asset due to the deferral of the transfer of such asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such asset and other than in the case of an emergency, in which case such Person shall use commercially reasonable efforts to take such steps as it would if the asset were its own, and to seek compensation thereafter. Notwithstanding the foregoing, if the Person retaining an asset receives notice or becomes aware of any expenses that are necessary or appropriate to maintain the asset, such Person shall promptly inform the Person entitled to the asset of the related facts and circumstances.

        SECTION 1.7 NOVATION RELATING TO ASSUMED HDD LIABILITIES.

        (a) Reasonable Commercial Efforts. Each of Company and Spinco and their Subsidiaries, at the request of another party, shall use their reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute HDD Liabilities or to obtain in writing the unconditional release of the Company and its Subsidiaries, so that, in any such case, Spinco and its Subsidiaries will be solely responsible for such HDD Liabilities; provided, however, that neither Company, Spinco nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested. In the event that any liabilities are improperly transferred to Spinco or its Subsidiaries, the Company and its Subsidiaries shall use their reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute HDD Liabilities or to obtain in writing the unconditional release of Spinco or its Subsidiaries to such arrangements.

        (b) Inability to Obtain Novation. If Company or Spinco is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the party bound by the agreements, leases, licenses and other obligations shall continue to be so bound and, unless not permitted by law or the terms thereof (except to the extent expressly set forth in this Agreement, the Separation Agreement or any other Ancillary Agreement), Spinco shall, as agent or subcontractor for Company or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Company or such other Person, as the case may be, thereunder from and after the date hereof. Company shall, without further consideration, pay and remit, or cause to be paid or remitted, to Spinco or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any of its Subsidiaries in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Company shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of it or any of its Subsidiaries to Spinco or an appropriate Subsidiary without payment of further consideration and Spinco or its Subsidiary shall, without the payment of any further consideration, assume such rights and obligations.

        SECTION 1.8 PAYMENT OF CONVERTIBLE DEBT.

        On each Interest Payment Date (as defined in the Indentures) and on each date upon which the Company or any of its Affiliates makes any payment of principal or any other payment in respect of the Convertible Notes under the Indentures (each, a "PAYMENT DATE"), Maxtor shall, or shall cause one of its affiliates, to pay to the Company or the Trustee the HDD Business Pro Rata Portion of any such payment (each such payment, an "HDD BUSINESS PRO RATA PAYMENT"). The Company shall provide Maxtor with 5 business days prior written notice of any Payment Date, the amount of the HDD Business Pro Rata Payment, to whom HDD Business Pro Rata Payment should be made and any other relevant payment information to enable Maxtor to comply with its obligations under this Section
1.8. At Company's request, Maxtor will cooperate and pay its own costs and expenses in seeking to effectuate an amendment, split or similar change to the Indentures, so that Maxtor will be the sole obligor with respect to the HDD Business Pro Rata Portion under the Indentures, provided that such amendment, split or similar change will not result in any increase in interest rate, penalty or cost of borrowing to Maxtor or adverse change in any other term or condition applicable to Maxtor.

                                   ARTICLE II

                                   LITIGATION

        SECTION 2.1 ALLOCATION.

        (a) Litigation to Be Transferred to Spinco. On the Separation Date, the responsibilities for management of the litigation identified in Section 2.1(a) of a litigation disclosure letter (the "LITIGATION DISCLOSURE LETTER"), which will be delivered by Company to Spinco on the Separation Date, and which shall relate to litigation affecting the HDD Business, shall be transferred in their entirety from Company and its Subsidiaries to Spinco and its Subsidiaries. As of the Separation Date and thereafter, Spinco shall manage the defense of this litigation and shall cause its applicable Subsidiaries to do the same. If the Company or its Subsidiaries are aware of any actions relating to such litigation which should not reasonably be delayed for eight weeks after the Separation Date, the Company shall expressly bring such matter to the attention of Maxtor.

        (b) Litigation to be Defended by Company at Maxtor's Expense. Company shall defend, and shall cause its applicable Subsidiaries to defend, at the expense of Maxtor, the litigation identified in Section 2.1(b) of the Litigation Disclosure Letter for 90 days, and thereafter if explicitly requested by Maxtor to do so within 90 days of delivery of the Litigation Disclosure Letter. In order to provide Maxtor with the information to determine whether it wishes Company to defend such litigation, Company and its counsel shall provide all non-privileged information Maxtor reasonably requests to evaluate the litigation. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Indemnification Agreement.

        (c) All Other Litigation. All other litigation pending, threatened or outstanding at the Separation Date not included in the Litigation Disclosure Letter shall remain with Company, and Spinco shall have no liability in connection with, or responsibility for defending, such litigation.

                                   ARTICLE III

                                  MISCELLANEOUS

        SECTION 3.1 ENTIRE AGREEMENT. This Agreement, the Merger Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        SECTION 3.2 ACKNOWLEDGMENT. The parties acknowledge that rights and obligations of Spinco shall be transferred to Maxtor by operation of law. From and after the Effective Time (as defined in the Merger Agreement), Maxtor hereby acknowledges and agrees that it shall be liable for all of Spinco's responsibilities and obligations.

        SECTION 3.3 GOVERNING LAW. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under the principles of conflicts of laws applicable thereto.

        SECTION 3.4 TERMINATION. This Agreement may be terminated by mutual consent of Company and Maxtor.

        SECTION 3.5 AMENDMENT. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 3.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to the Company, to:

                      QUANTUM CORPORATION
                      500 McCarthy Blvd.
                      Milpitas, CA 95035
                      Attention:  General Counsel
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218

                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:  Larry W. Sonsini, Esq.
                                  Michael J. Kennedy, Esq.
                      Telephone No.: (415) 947-2012
                      Facsimile No.: (415) 947-2099

        (b) if to Spinco, to:

                      INSULA CORPORATION
                      500 McCarthy Blvd.
                      Milpitas, CA 95035
                      Attention:  Chief Executive Officer
                      Telephone No.: (408) 894-4000
                      Facsimile No.: (408) 894-3218

                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market, Spear Street Tower
                      Suite 3300
                      San Francisco, California  94105
                      Attention:  Larry W. Sonsini, Esq.
                                  Michael J. Kennedy, Esq.
                      Telephone No.: (415) 947-2012
                      Facsimile No.: (415) 947-2099

        (c) if to Maxtor, to:

                      MAXTOR CORPORATION
                      510 Cottonwood Drive
                      Milpitas, CA 95035
                      Attention: General Counsel
                      Telephone No.: (408) 432-1700
                      Facsimile No.: (408) 432-4158

                      with a copy to:

                      Gray Cary Ware & Freidenrich LLP
                      400 Hamilton Street
                      Palo Alto, California 94301
                      Attention: Diane Holt Frankle, Esq.
                                 Henry Lesser, Esq.
                      Telephone No.: (650) 833-2000
                      Facsimile No.: (650) 327-3699

        SECTION 3.7 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include,"

"includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.

        SECTION 3.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party or parties hereto, it being understood that all parties hereto need not sign the same counterpart.

        SECTION 3.9 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 3.2, this Agreement is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

        SECTION 3.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

        SECTION 3.11 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the terms of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 3.12 ASSIGNMENT. Except as provided in Section 3.2, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        SECTION 3.13 AUTHORITY. Each of the parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement,

(b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with the terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                                   ARTICLE IV

                                   DEFINITIONS

        SECTION 4.1 ACTION. "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

        SECTION 4.2 AFFILIATED COMPANY. "AFFILIATED COMPANY" means, with respect to Company, any entity in which Company holds a 50% or less ownership interest, and with respect to Spinco, any entity in which Spinco holds a 50% or less ownership interest.

        SECTION 4.3 ANCILLARY AGREEMENT. "ANCILLARY AGREEMENT" has the meaning set forth in Section 2.1 of the Separation Agreement.

        SECTION 4.4 CONSENTS. "CONSENTS" means any consents, waivers or approvals from, or notification requirements to, any third parties.

        SECTION 4.5 CONTRACTS. "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

        SECTION 4.6 CONVERTIBLE NOTES. "CONVERTIBLE NOTES" means the 7% subordinated convertible notes of the Company due 2004, limited in aggregate principal amount of $287,500,000, which mature on August 1, 2004.

        SECTION 4.7 DELAYED TRANSFER ASSETS. "DELAYED TRANSFER ASSETS" means any HDD Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Agreement.

        SECTION 4.8 DELAYED TRANSFER LIABILITY. "DELAYED TRANSFER LIABILITY" means any HDD Liability associated with a Delayed Transfer Asset.

        SECTION 4.9 EXCLUDED ASSETS. "EXCLUDED ASSETS" has the meaning set forth in Section 1.3 of this Agreement.

        SECTION 4.10 EXCLUDED LIABILITIES. "EXCLUDED LIABILITIES" has the meaning set forth in Section 1.5 of this Agreement.

        SECTION 4.11 FACILITIES. "FACILITIES" has the meaning set forth in
Section 1.3(d) of this Agreement.

        SECTION 4.12 GOVERNMENTAL APPROVALS. "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

        SECTION 4.13 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        SECTION 4.14 HDD ASSETS. "HDD ASSETS" has the meaning set forth in
Section 1.2 of this Agreement.

        SECTION 4.15 HDD BALANCE SHEET. "HDD BALANCE SHEET" has the meaning set forth in the Merger Agreement.

        SECTION 4.16 HDD BUSINESS. "HDD BUSINESS" means the Company's business of designing, developing, manufacturing, marketing, selling and servicing hard disk drives for the desk-top computer and consumer electronics devices markets and generally comprises the HDD Assets and the HDD Liabilities.

        SECTION 4.17 HDD BUSINESS PRO RATA PORTION. "HDD BUSINESS PRO RATA PORTION" means that percentage of the total outstanding Convertible Notes allocated to the HDD Business which shall not exceed $98 million of the total principal amount outstanding under the notes as of the Effective Time.

        SECTION 4.18 HDD CONTINGENT GAIN. "HDD CONTINGENT GAIN" has the meaning set forth in Section 1.2(e)(vii) hereto.

        SECTION 4.19 HDD BUSINESS CONTINGENT LIABILITY. "HDD BUSINESS CONTINGENT LIABILITY" has the meaning set forth in Section 1.4(h) hereto.

        SECTION 4.20 HDD LIABILITIES. "HDD LIABILITIES" has the meaning set forth in Section 1.4 of this Agreement.

        SECTION 4.21 INDEMNIFICATION AGREEMENT. "INDEMNIFICATION AGREEMENT" means the Indemnification Agreement attached as Schedule 6 to the Merger Agreement.

        SECTION 4.22 INDENTURES. "INDENTURES" means the (i) Indenture, dated August 1, 1997, between Company and La Salle National Bank as trustee (the "Trustee"), relating to the Convertible Notes; (ii) the Supplemental Indenture, dated August 1, 1997, between Company and the Trustee, relating to the Convertible Notes, and (iii) the Supplemental Indenture to be entered into by the Company and the Trustee in connection with the assumption by the Company of the Company Pro Rata Portion of the Convertible Notes as provided in the Merger Agreement.

        SECTION 4.23 INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

        SECTION 4.24 INTELLECTUAL PROPERTY AGREEMENT. "INTELLECTUAL PROPERTY AGREEMENT" has the meaning set forth in the Merger Agreement.

        SECTION 4.25 LIABILITIES. "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

        SECTION 4.26 LITIGATION DISCLOSURE LETTER. "LITIGATION DISCLOSURE LETTER" has the meaning set forth in Section 2.1(a) of this Agreement.

        SECTION 4.27 MERGER AGREEMENT. "MERGER AGREEMENT" means that certain Amended and Restated Agreement and Plan of Merger and Reorganization by and among Company, Spinco, Maxtor and a wholly owned subsidiary of Maxtor dated as of October 3, 2000.

        SECTION 4.28 PERSON. "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        SECTION 4.29 REDEMPTION. "REDEMPTION" has the meaning set forth in the Merger Agreement.

        SECTION 4.30 REDEMPTION DATE. "REDEMPTION DATE" has the meaning set forth in the Merger Agreement.

        SECTION 4.31 SEPARATION. "SEPARATION" means the transfer and contribution from Company to Spinco, and Spinco's receipt and assumption of, directly or indirectly, substantially all of the assets and Liabilities currently associated with the HDD Business and the stock, investments or similar interests currently held by Company in subsidiaries and other entities that conduct such business.

        SECTION 4.32 SEPARATION AGREEMENT. "SEPARATION AGREEMENT" means the Separation and Redemption Agreement among the parties hereto dated as of _____________, and attached as Schedule 2 to the Merger Agreement.

        SECTION 4.33 SEPARATION DATE. "SEPARATION DATE" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be [______], Pacific Time, [________], or such date as may be fixed by the Board of Directors of Company.

        SECTION 4.34 SUBSIDIARY. "SUBSIDIARY" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person or its Subsidiaries owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless context otherwise requires, reference to Company and its Subsidiaries shall not include the subsidiaries of Company that will be transferred to Spinco after giving effect to the Separation.

        SECTION 4.35 TAXES. "TAXES" has the meaning set forth in the Tax Sharing Agreement.


                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, each of the parties has caused the General Assignment and Assumption Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                       QUANTUM CORPORATION


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



                                       INSULA CORPORATION


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------



                                       MAXTOR CORPORATION


                                       By:
                                          --------------------------------------

                                       Name:
                                            ------------------------------------

                                       Title:
                                             -----------------------------------




         SIGNATURE PAGE TO GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT]